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                                                                     EXHIBIT 2.2

                        THE COMPANIES ACTS 1985 AND 1989


                        PRIVATE COMPANY LIMITED BY SHARES

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                             ARTICLES OF ASSOCIATION
                                       OF
                             ON DEMAND GROUP LIMITED
                         INCORPORATED ON 23 OCTOBER 2000

                          ADOPTED BY SPECIAL RESOLUTION
                            PASSED ON 28 OCTOBER 2002
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CONTENTS

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ARTICLE                                                                                          PAGE
1.  Interpretation...............................................................................   1

2.  Table A......................................................................................   4

3.  Private Company..............................................................................   4

4.  Share Capital................................................................................   4

5.  Preference Shares............................................................................   4

6.  Investor Directors...........................................................................   7

7.  Provisions Applying On Every Transfer Of Ordinary Shares.....................................   8

8.  Transfer Restrictions For Ordinary Shareholders..............................................   8

9.  Compulsory Transfer..........................................................................   9

10. Pre-Emption Rights On Ordinary Shares........................................................  13

11. Transfers Which Change Control...............................................................  14

12. Tag-Along Rights.............................................................................  16

13. Bring-Along Rights...........................................................................  18

14. Pre-Emption Rights On Issuance Of Non-Equity Securities......................................  19

15. General Provisions...........................................................................  20

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Company No: 04094951

                        THE COMPANIES ACTS 1985 AND 1989

                            -------------------------

                            COMPANY LIMITED BY SHARES

                            -------------------------

                             ARTICLES OF ASSOCIATION

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                             ON DEMAND GROUP LIMITED

                                 (the "Company")

                     adopted by a Special Resolution passed
                              on 28th October 2002

1.   INTERPRETATION

1.1  In these Articles:

     "the Act" means the Companies Act 1985 including any statutory modification or re-enactment for the time being in force;

     "Associate" means, in respect of any Member which is a body corporate, any holding company of that body corporate or a subsidiary or a subsidiary of any such holding company (as each such term is defined in the Act);

     "Bad Leaver" means either (i) a person who ceases to be employed by the Company (or any subsidiary undertaking of the Company) due to his dismissal by the Company (or the subsidiary undertaking of the Company by which he is employed) in circumstances justifying summary dismissal (excluding, for the avoidance of doubt, any termination of employment solely or principally by reason of retirement upon reaching retirement age, unfair dismissal, ill health, injury or death or other such circumstances which are, in the opinion of the Board, exceptional); or (ii) a Compulsory Seller (as defined in Article 9.2) who is in breach of any restriction on competitive activity (if any) contained in his contract of employment which is expressed to apply to the Compulsory Seller after cessation of his employment;

     "Board" means the board of directors of the Company from time to time;

     "Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for business in London other than solely for trading of euro;
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     "Employee Share Option Plan" means the employee share option plan to be adopted by the Company pursuant to which options to acquire 231,208 Ordinary Shares may be issued;

     "Existing Shareholders" has the meaning given to it in the Subscription and Shareholders Agreement;

     "Founders" means Andrew Birchall and Anthony Kelly;

     "fully diluted share capital" means:

     (i)     the number of issued Ordinary Shares from time to time; plus

     (ii) (without duplication) all Ordinary Shares, whether issued or unissued, over which options have been granted from time to time under the Employee Share Option Plan or otherwise, whether exercisable or not; plus

     (iii) (without duplication) all other securities issued from time to time which are exchangeable for or convertible into Ordinary Shares, whether such securities are issued or unissued;

     "Good Leaver" means a person whose employment ceases in circumstances where he is not a Bad Leaver;

     "Independent Expert" means such individual as may be appointed to act in accordance with Article 9.6 or (if the parties fail to so agree within 14 days of any dispute arising pursuant to Article 9.6) such individual as may be appointed by the President from time to time of the Law Society in England and Wales;

     "Investor" has the meaning given to it in the Subscription and Shareholders Agreement;

     "Investor Directors" means each of the directors appointed as such pursuant to Article 6;

     "Key Manager" means each of Andrew Birchall, Anthony Kelly, Garry Stephen and Simon McGrath and any person who may be designated as such by the Company in accordance with the Subscription and Shareholders Agreement;

     "Listing" means: (i) the admission of any of the Shares to the Official List of the UK Listing Authority becoming effective (in accordance with paragraph 7.1 of the rules made by the UK Listing Authority pursuant to section 74 of the Financial Services and Markets Act 2000, as amended or its successor legislation ("FSMA")) and (ii) the admission of any of the Shares to trading on the London Stock Exchange plc becoming effective (in accordance with paragraph 2.1 of the Admission and Disclosure Standards of the London Stock Exchange plc from time to time); or (iii) the admission of any of the Shares to any other recognised investment exchange;

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     "Option Shares" has the meaning given to it in the Subscription and
     Shareholders Agreement;

     "Ordinary Shares" means the ordinary shares of(pound)0.05 each in the capital of the Company;

     "Preference Dividend" has the meaning set out in Article 5.1.1;

     "Preference Shareholder" means a holder of Preference Shares;

     "Preference Shares" means the cumulative redeemable preference shares of (pound)1.00 each in the Company having the rights set out in these Articles;

     "recognised investment exchange" has the meaning given to it in section 285 of FSMA;

     "Sale" means the completion of the transfer (whether through a single transaction or a series of transactions) of:

     (a) 40% or more of the Ordinary Shares in issue from time to time to a person and/or any other person:

             (a)  who in relation to him is a connected person, as defined in section 839 of the Income and Corporation Taxes Act 1988; or

             (b) with whom he is acting in concert, as defined in The City Code on Takeovers and Mergers; or

     (b)     all or substantially all of the business or assets of the Company;

     "Share" means any share in the capital of the Company of whatever class;

     "Shareholder" or "Member" means any person registered in the books of the Company as the holder of a Share for the time being;

     "Subscription and Shareholders Agreement" means the agreement entered into on the date of adoption of these Articles made by (1) the Company (2) the Existing Shareholders (as defined therein) and (3) SeaChange International, Inc. as amended from time to time;

     "subsidiary undertaking" has the meaning given to it in the Act;

     "Tranche 3 Subscription Date" means the satisfaction in full or waiver by the Investor Directors (acting unanimously and at their sole discretion) of the Tranche 3 Subscription Conditions (which expression has the meaning given to it in the Subscription and Shareholders Agreement);

     "VODCo" means Chamberdrive Limited, a company incorporated in England and Wales (registered no. 4407352) whose registered office is at 200 Aldersgate Street, London, EC1A 4JJ; and

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     "VODCo Event" means (i) the sale of the Company's entire shareholding in
     VODCo; (ii) the sale of all or substantially all of the business or assets of VODCo; or (iii) the admission of any shares in the capital of VODCo to any recognised investment exchange.

1.2 Words and expressions defined in the Act have the same meanings in these Articles, unless inconsistent with the context.

1.3 The renunciation of a right to be allotted shares shall be treated as if it were a transfer of those shares and therefore shall be governed by Articles 7 to 14.

2.   TABLE A

2.1 The regulations contained in Table A in the Schedule to the Companies (Tables A-F) Regulations 1985, as amended ("Table A"), apply to the Company except to the extent that they are excluded by or inconsistent with these Articles.

2.2 The first sentence of regulation 24 and regulations 64, 73 to 78, 80, 81, 90, 94, 95, 115 and 118 of Table A do not apply.

3.   PRIVATE COMPANY

     The Company is a private company and accordingly any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

4.   SHARE CAPITAL

     The share capital of the Company at the date of adoption of these Articles is (pound)8,000,000 divided into:

     20,000,000 Ordinary Shares; and

     7,000,000 Preference Shares.

5.   PREFERENCE SHARES

     The rights attaching to the Preference Shares are set out below.

5.1  Dividend

     5.1.1 Each Preference Share bears the right to a fixed cumulative preferential dividend compounded annually starting at the date of issue of such Preference Share at the rate of 6% per annum (to be increased to 12% per annum with effect from the date of termination (for any reason other than due to a breach by the Investor of its obligations thereunder) of a business development agreement to be entered into on the date of adoption of these Articles between the Company and the Investor) excluding any associated tax credit, such rate being a percentage of the nominal amount paid on each Preference Share (the "Preference Dividend").

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     5.1.2   The Preference Dividend shall be payable on the anniversary of the date of issue of the relevant Preference Share and paid before the transfer of any sums to reserves and the right to the Preference Dividend has priority over the rights of the holders of any other class of shares.

     5.1.3 The Preference Dividend shall, to the extent lawful, be paid annually out of the profits of the Company available for distribution. Any payable but unpaid Preference Dividend in any year shall be carried forward to the next year and paid in priority to the Preference Dividend payable on any later date (such unpaid amounts and any subsequent annual payable but unpaid amounts being added to the nominal amount of the Preference Shares for the purposes of calculating the next Preference Dividend due for the relevant year).

5.2  Return of capital

     On a VODCo Event, a redemption pursuant to Articles 5.4 or 5.5, or a return of capital on liquidation or otherwise, the assets of the Company available for distribution among the Shareholders shall be applied in paying to the Preference Shareholders, in priority to any payment to the holders of any other class of shares:

     first, the nominal amount of each of their Preference Shares;

     secondly, a sum equal to any accrued and/or unpaid Preference Dividend (whether payable or not) calculated to the date of return of capital and payable whether or not the Company has enough profits available for distribution to pay the accrued and/or unpaid Preference Dividend (and, if necessary, the Company shall procure that such payments are structured so as not to constitute an unlawful distribution for the purposes of section 263 of the Act).

5.3  Further participation

     The Preference Shares do not confer any further right of participation in the profits or assets of the Company.

5.4  Early redemption by Company

     The Company may redeem all or any portion of the Preference Shares in accordance with Article 5.6 at any time by serving notice on the Preference Shareholders specifying the number of Preference Shares to be redeemed and a date between 14 and 28 days later (the "Redemption Date") on which the redemption is to take place.

5.5  Redemption on Sale, Listing or VODCo Event

     5.5.1 The Company shall redeem all the Preference Shares immediately before a Sale, a Listing or VODCo Event.

     5.5.2   For the purposes of Article 5.6:

             (i)     the Redemption Date on a Sale is the date of Sale;

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             (ii)   the Redemption Date on a Listing is the day the Listing
                    becomes effective; and

             (iii) the Redemption Date on a VODCo Event is (i) in the event of a sale of the Company's entire shareholding in VODCo or the sale of all or substantially all of the business or assets of VODCo, the date of receipt of the proceeds on such sale; and (ii) in the event of the admission of any of the share capital of VODCo to any recognised investment exchange, the day of such admission.

5.6  Provisions applying to all redemptions

     5.6.1 When only some of the Preference Shares are being redeemed, the redemption shall take place in proportion as nearly as possible (such determination being undertaken by the Company (acting reasonably)) to each Preference Shareholder's holding of Preference Shares.

     5.6.2 On the Redemption Date the Company shall pay the following amount in cash in respect of each Preference Share to be redeemed:

             (i)    the nominal amount of the share; and

             (ii) a sum equal to any accrued and/or unpaid Preference Dividend (whether payable or not) calculated to the Redemption Date and payable whether or not the Company has enough profits available for distribution to pay the accrued and/or unpaid Preference Dividend.

             The amount payable in respect of all the Preference Shares to be redeemed on any Redemption Date comprises the "redemption money".

     5.6.3 On the Redemption Date the redemption money shall be paid to each Preference Shareholder in respect of those Preference Shares which are to be redeemed against receipt of the relevant share certificate (or an indemnity in a form reasonably satisfactory to the Board in respect of a share certificate which cannot be produced). If a Preference Shareholder produces neither the share certificate nor a satisfactory indemnity the Company may retain his redemption money until delivery of the certificate or a satisfactory indemnity.

     5.6.4 The Company shall cancel share certificates in respect of redeemed Preference Shares and issue fresh certificates without charge in respect of any Preference Shares represented by those certificates and remaining outstanding.

     5.6.5 As from the relevant Redemption Date the Preference Dividend shall cease to accrue on the Preference Shares to be redeemed unless, despite presentation of the relevant share certificate or a satisfactory indemnity, the Company fails on the Redemption Date to pay redemption money in respect of all the Preference Shares to be redeemed, in which case the Preference Shares in respect of which redemption money has not been received shall not be redeemed. In that case the Preference Dividend shall continue to accrue on the Preference

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             Shares in respect of which redemption money is outstanding until actual redemption of the Preference Shares.

5.7  Preference Share Capital Redemption Reserve

     5.7.1 At the end of each financial year, to the extent possible, the Company shall reserve from the profits available for distribution (after payment of the Preference Dividend in accordance with Article 5.1) the amount necessary to pay the Preference Dividend due within the next financial year (the "Redemption Reserve"), provided, however that this Article 5.7.1 shall not preclude the Company from paying any Preference Dividend carried forward in accordance with Article 5.1.3.

     5.7.2 The Redemption Reserve shall only be used for the purposes of redeeming the Preference Shares unless the Investor Directors (acting unanimously) agree otherwise.

5.8  Votes

     Preference Shareholders are entitled to receive notice of and to attend and speak at general meetings of the Company. Preference Shareholders may not vote at general meetings of the Company unless:

     5.8.1 such resolution is in relation to the winding-up of the Company, a voluntary arrangement with creditors in relation to the Company or the proposed receivership, administrative receivership or administration of the Company; or

     5.8.2 such resolution is in relation to an alteration to the rights of the Preference Shares or any other arrangements which will have detrimental effect upon the rights of the Preference Shares (in which case, for the avoidance of doubt, the Preference Shares shall also vote as a class and, if the Preference Shareholders are to vote as a class, the provisions of these Articles with respect to notice of and proceedings at general meetings and written resolutions shall apply mutatis mutandis except that the requisite quorum for a meeting shall be one person); or

     5.8.3 the Company has failed to redeem any Preference Shares due for redemption pursuant to Article 5.5.1,

     in which case each Preference Share shall have the right to one vote at any general meeting of the Company.

5.9  Transfer

     5.9.1   The Preference Shares are freely transferable, subject to Article
             5.9.3 below.

     5.9.2 The directors shall not register a transfer of Preference Shares unless the proposed transferee has entered into a deed of adherence in relation to all

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             Shares transferred to the proposed transferee and in the form required by the Subscription and Shareholders Agreement.

     5.9.3   No Preference Shares shall be transferred pursuant to this Article
             5.9 unless the transferor transfers the same proportion of its holding of Ordinary Shares (to which transfer of Ordinary Shares, the provisions of Article 7 shall apply) to the same transferee.

6.   INVESTOR DIRECTORS

6.1 The Investor may appoint two Investor Directors and replace either or both of such Investor Directors at any time. The initial appointments shall be made pursuant to the Subscription and Shareholders Agreement. Subsequent appointments and removals shall be made by notice served on the Company and shall take effect forthwith upon service of such notice.

7.   PROVISIONS APPLYING ON EVERY TRANSFER OF ORDINARY SHARES

7.1  The directors shall not register a transfer of Ordinary Shares unless:

     7.1.1   it is permitted by Article 8 or has been made in accordance with
             Article 10 and, if appropriate, Articles 9, 11, 12 or 13; and

     7.1.2 the proposed transferee has entered into a deed of adherence in the form required by the Subscription and Shareholders Agreement.

7.2 Shareholders are not entitled to transfer Ordinary Shares unless the transfer is permitted by Article 8 or has been made in accordance with
     Article 10 and, if appropriate, Articles 9, 11, 12 or 13.

8.   TRANSFER RESTRICTIONS FOR ORDINARY SHAREHOLDERS

     No Ordinary Share may be transferred other than:

8.1 with the written consent of a majority of the Investor Directors (provided that such consent would not result in a breach by the Company or any of its subsidiary undertakings of their respective obligations under a European Cable Operator Shareholders Agreement (as defined in the Subscription and Shareholders Agreement));

8.2 to the trustees of a trust of which the only beneficiaries (and the only people capable of being beneficiaries) are the Shareholder who established the trust and who is transferring the relevant shares and/or his spouse and/or his lineal descendants by blood or adoption; and the trustees of such a trust may not transfer Ordinary Shares under this Article 8.2 other than to replacement trustees of the same trust;

8.3  when required by Article 9;

8.4 to the personal representatives of a Shareholder who has died and was an employee of the Company or any of its subsidiary undertakings and, once the Shareholder's

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     personal representatives can no longer be bound to sell shares pursuant to
     Article 9, to the beneficiaries under probate of a Shareholder;

8.5  on and after Listing;

8.6 by a member (the "Transferor") to an Associate (the "Transferee") provided that the Transferee gives an undertaking to the Company that, should the Transferee cease to be an Associate of the Transferor subsequent to such transfer, the Transferee shall transfer the Ordinary Shares back to the former member who made the first transfer pursuant to this Article 8.6 who shall be similarly bound by this Article 8.6 (or, at the option of the Transferor, to an Associate of the Transferor who shall be similarly bound by this Article 8.6);

8.7 in the case of a Shareholder which holds Ordinary Shares as nominee or trustee for a limited partnership or other investment vehicle structured as a trust for institutional investors:

     8.7.1 to another nominee or trustee for the limited partnership or other vehicle;

     8.7.2 on a distribution in kind under the relevant partnership agreement or trust deed, to the partners of the limited partnership (or their nominees) or the holders of beneficial interests in the trust (or their nominees); or

     8.7.3 to a nominee or trustee for a limited partnership or trust which is primarily a vehicle for institutional investors and which is advised or managed by the adviser or manager of the former limited partnership or trust;

8.8  in acceptance of an offer made under Articles 11 or 12 or when required by
     Article 13;

8.9  in accordance with Article 10; or

8.10 by a Key Manager or Founder to another Founder or Key Manager for so long as, in each case, they remain employees of the Company or any of its subsidiary undertakings.

     If a holder of Ordinary Shares is also a Preference Shareholder, no Ordinary Shares shall be transferred pursuant to Article 7 unless the transferor transfers the same proportion of its holding of Preference Shares.

     Until such time as all of the Preference Shares have been redeemed in accordance with the provisions of Article 5, a reference in this Article 8 to a "transfer" of Ordinary Shares shall be deemed to include a mortgage, charge or any other disposal of any interest in such Ordinary Shares.

9.   COMPULSORY TRANSFER

9.1 This Article 9 applies when an employee of the Company or any of its subsidiary undertakings who:

     9.1.1   is a Shareholder; and/or

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     9.1.2   has established a trust which holds Shares

     ceases for any reason to be an employee of the Company or any of its subsidiary undertakings.

9.2 Within four weeks after the cessation of employment, the Company may, if so required by a resolution of the Board and provided that the Investor Directors (acting unanimously) consent, serve notice (the "Transfer Notice") requiring the Shareholder (or his personal representatives in the case of his death) and/or each trustee of the trust, where relevant (the "Compulsory Seller") to offer, subject to Article 9.3, some or all of his or their Shares (the "Sale Shares") to any of:

     9.2.1   the Company (if so permitted in accordance with the Act);

     9.2.2 a Founder (if he remains an employee of the Company or any of its subsidiary undertakings);

     9.2.3 a Key Manager (if he remains an employee of the Company or any of its subsidiary undertakings);

     9.2.4   a person or persons intended to take the employee's place;

     9.2.5 any of the existing employees of the Company or any of its subsidiary undertakings;

     9.2.6 any employee share scheme of the Company or its subsidiary undertakings (including the Employee Share Option Plan); and/or

     9.2.7   any other person or persons approved by resolution of the directors

     (together, the "Offerees"). The Transfer Notice may reserve the right for the Company to finalise the identity of some or all of the Offerees once the price for the Sale Shares has been agreed or certified.

9.3 The relevant Compulsory Seller shall at his discretion have the right to ensure that the Company includes in any relevant Transfer Notice a condition (a "Total Transfer Condition") that if all his Sale Shares are not sold to any of the persons listed in Article 9.2 then none shall be so sold. If a Transfer Notice shall validly contain a Total Transfer Condition then any such offer as aforesaid shall be conditional upon such condition being satisfied and no acceptance of an offer of Sale Shares will become effective unless such condition is satisfied.

9.4 The Compulsory Seller(s) shall forthwith upon receipt of the Transfer Notice be deemed to have offered the Sale Shares to the Offerees, as identified by the Company, free from all liens, charges and encumbrances together with all rights attaching to them.

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9.5  The price for each Sale Share shall be:

     9.5.1 in the case of a Good Leaver, the higher of (i) the issue price of each Sale Share and (ii) the market value per Sale Share upon the cessation of employment as determined in accordance with Article
             9.7 ("Market Value");

     9.5.2 in the case of a Bad Leaver, the lower of (i) Market Value and (ii) the issue price of each Sale Share (or, in the case of a Bad Leaver who is a Founder or Key Manager, the lower of (i) Market Value and
             (ii) (pound)2.50 per Sale Share).

9.6 In the event of any dispute in relation to whether an employee of the Company or any of its subsidiary undertakings is a Bad Leaver, the matter shall within 7 days of such a dispute arising be referred to the Independent Expert by the Company for determination. The Independent Expert shall act as an expert and not as an arbitrator and his decision shall be final and binding on all the parties (in the absence of fraud or manifest error). The costs of the Independent Expert in connection with any matters which shall be referred to him pursuant to this Article 9.6 shall be borne jointly by the Company and the employee who is the subject of the dispute.

9.7 For the purposes of this Article 9, "Market Value" in relation to the Sale Shares shall be the price agreed between the relevant Compulsory Seller and the Company or, if they do not agree a price within 14 Business Days of the Transfer Notice or, if applicable and a later date, the date of determination by the Independent Expert pursuant to Article 9.6, the price certified by an independent firm of internationally recognised chartered accountants to be agreed upon and appointed jointly by the relevant Compulsory Seller and the Company, or failing agreement on such appointment, within 5 Business Days of the expiry of the 14 Business Day period referred to above, by the President from time to time of the Institute of Chartered Accountants in England and Wales (or his duly appointed deputy) on the application of either the relevant Compulsory Seller or the Company (the "Expert"). The Expert shall be deemed to act as expert not as arbitrator and the decision of the Expert shall be final and binding on the Company and the relevant Compulsory Seller (in the absence of fraud or manifest error). The Market Value shall be the market value at the date of cessation of employment. Where the Compulsory Seller is a Bad Leaver, the costs of the Expert shall be borne equally by the Company and such Compulsory Seller, otherwise the costs of the Expert shall be borne by the Company. The Expert shall calculate the Market Value of the Sale Shares having regard to the following assumptions and bases:

     (a)     an arms' length sale between a willing seller and a willing buyer;

     (b) if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so (regard being had, however, to the Company's then current budgets and forecasts and to its trading prospects generally at that time);

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     (c)     (if the Expert shall deem it reasonably practicable in the circumstances) having regard to companies similar in size and market value to the Company and its subsidiary undertakings and operating a business similar to that carried on by the Company and its subsidiary undertakings; and

     (d) without discounting for a minority interest or enhancing for a majority interest.

9.8  Within 7 days of the price having been agreed or certified:

     9.8.1 if applicable, the Company shall notify the Compulsory Seller of the names and addresses of the Offerees and the number of Sale Shares to be offered to each;

     9.8.2 if applicable, the Company shall notify each of the Offerees of the number of Sale Shares on offer to him; and

     9.8.3 the Company's notices shall specify the price per share and state a date, between 7 and 14 days later, on which the sale and purchase of the Sale Shares is to be completed ("completion date").

9.9 By the completion date the Compulsory Seller shall deliver duly executed stock transfer forms for the Sale Shares, with the relevant share certificates (or an indemnity in respect thereof satisfactory to the Company), to the Company and the Offerees shall pay the relevant price for each Sale Share to the Company. On the completion date, to the extent the Offerees have put the Company in the requisite funds (the Company's receipt for which shall be a good discharge to the Offerees), the Company shall pay on behalf of each of the Offerees, the agreed or certified price for the Sale Shares into an interest-bearing deposit account and shall hold such monies in trust for the Compulsory Seller until the date falling six months after the date of cessation of employment of the relevant Compulsory Seller (the "Payment Date"). Subject to the provisions of Article 9.12, on the Payment Date the relevant Compulsory Seller shall be entitled to the agreed or certified price for the Sale Shares and accrued interest thereon.

9.10 To the extent that any or all of the Offerees have not, by the completion date, put the Company in funds to pay the agreed or certified price, the Compulsory Seller shall be entitled to the return of the stock transfer forms and share certificates (or indemnities in respect thereof satisfactory to the Company) for the relevant Sale Shares to be transferred to those defaulting offerees and the Compulsory Seller shall have no further rights or obligations under this Article 9 in respect of such Sale Shares.

9.11 If a Compulsory Seller fails to deliver stock transfer forms for Sale Shares to the Company by the completion date, the directors may authorise any director to transfer the Sale Shares on the Compulsory Seller's behalf to each Offeree to the extent the Offeree has, by the completion date, put the Company in funds to pay the agreed or certified price for the Sale Shares offered to him. The directors shall then authorise registration of the transfer once appropriate stamp duty has been paid. The defaulting Compulsory Seller shall surrender his share certificate for the Sale Shares (or provide a satisfactory indemnity in respect thereof) to the Company. On surrender, subject to the provisions of Articles 9.9 and 9.12, he shall be entitled to the agreed or certified price for the Sale Shares.

9.12 If a Compulsory Seller has become a Bad Leaver prior to the Payment Date by virtue of having breached a restriction on competitive activity contained in his contract of employment, then the price per Sale Share paid to such Compulsory Seller on the Payment Date shall be as determined in Article
     9.5.2 (notwithstanding that the amount so held on trust for such Compulsory Seller pending the Payment Date was an amount originally determined in accordance with Article 9.5.1). Any difference between the amount held on trust on behalf of such Compulsory Seller and the amount paid to him on the Payment Date shall be repaid to the relevant Offerees who put the Company in funds in accordance with Article 9.10.

9.13 Following a cessation of employment causing this Article 9 to apply to particular Shares:

     9.13.1 those Shares may not be transferred under any other Article (unless agreed otherwise by the Investor Directors (acting unanimously)) until the holder can no longer be bound to sell them under this
             Article 9; and

     9.13.2 the holder of those Shares is not entitled to vote at general meetings of the Company in respect of those Shares unless

             (i)   the Company stipulates otherwise in writing;

             (ii) they have been validly transferred pursuant to this Article 9; or

             (iii) those Shares are no longer subject to the provisions of this
                   Article 9.

9.14 If any provision in Article 9 shall be found void but would be valid if some part thereof were deleted such provision shall apply with any such deletion as may be necessary to make it valid and effective.

10.  PRE-EMPTION RIGHTS ON ORDINARY SHARES

10.1 A Shareholder (the "Selling Shareholder") who wishes to transfer any or all of his Ordinary Shares to a person to whom Articles 8.1 to 8.10 do not apply shall serve notice on the Company ("Sale Notice") stating the number of shares it wishes to transfer ("Offered Shares") and its asking price for each share ("Asking Price").

10.2 The Selling Shareholder may state in the Sale Notice that it is only willing to transfer all the Offered Shares, in which case no Offered Shares can be purchased by the other Shareholders unless valid offers are received for all of them. In addition, if the Selling Shareholder is a holder of Ordinary Shares and Preference Shares, the Selling Shareholder shall state in the Sale Notice that it will transfer its Ordinary Shares together with the proportionate percentage of such Selling Shareholder's Preference Shares (at an Asking Price equal to the redemption money on the basis that the Redemption Date is the date of the transfer of such Preference Shares), in which case no Ordinary Shares can be purchased by the other Shareholders unless valid offers are received for the Preference Shares offered. The definition of Offered Shares shall include the Ordinary Shares and the proportionate number of Preference Shares for the purposes of this Article 10.

10.3 The Sale Notice shall make the Company the agent of the Selling Shareholder for the sale of the Offered Shares on the following terms, which the Company shall notify to the other Shareholders within 7 days of receiving the Sale Notice:

     10.3.1  the price for each Offered Share is the Asking Price;

     10.3.2 that the Offered Shares are to be sold free from all liens, charges and encumbrances together with all rights attaching to them;

     10.3.3 that each of the other Shareholders is entitled to buy the Offered Shares in proportions reflecting, as nearly as possible, the nominal amount of their existing holdings of Ordinary Shares;

     10.3.4 Shareholders may offer to buy any number of the Offered Shares that are not accepted by the other Shareholders ("Excess Shares");

     10.3.5 28 days after the Company's despatch of the terms for the sale of the Offered Shares (for the purposes of this Article 10, the "Closing Date"):

             (i)    the Sale Notice shall become irrevocable;

             (ii) a Shareholder who has not responded to the offer in writing to the Company shall be deemed to have declined it; and

             (iii) each offer made by a Shareholder to acquire any Offered Shares shall become irrevocable.

10.4 If the Company receives offers for fewer Shares than the aggregate number of Offered Shares, each Shareholder who offered to buy Excess Shares shall be entitled to a number of Excess Shares reflecting, as nearly as possible (such determination being undertaken by the Company) (acting reasonably)), the number of Excess Shares he offered to buy as a proportion of the total number of Excess Shares for which offers were received.

10.5 Within 7 days after the Closing Date, the Company shall notify the Selling Shareholder and the Shareholders who offered to buy Offered Shares of the result of the offer and, if any Offered Shares are to be sold pursuant to the offer:

     10.5.1 the Company shall notify the Selling Shareholder of the names and addresses of the Shareholders who are to buy Offered Shares and the number to be bought by each Shareholder;

     10.5.2 the Company shall notify each Shareholder of the number of Offered Shares he is to buy; and

     10.5.3 the Company's notices shall state a place and time, between 7 and 14 days later, on which the sale and purchase of the Offered Shares is to be completed (including, without limitation, payment to the Selling Shareholder of the Asking Price).

10.6 If the Selling Shareholder does not transfer Offered Shares in accordance with Article 10.5, the directors may authorise any director to transfer the Offered Shares on the Selling Shareholder's behalf to the buying Shareholders concerned against receipt by the Company of the Asking Price. The Company shall hold the Asking Price in trust for the Selling Shareholder without any obligation to pay interest. The Company's receipt of the Asking Price shall be a good discharge to each of the buying Shareholders. The directors shall then authorise registration of the transfer once appropriate stamp duty has been paid. The defaulting Selling Shareholder shall surrender his share certificate for the Offered Shares (or a satisfactory indemnity in respect thereof) to the Company. On surrender, he shall be entitled to the Asking Price for the Sale Shares.

10.7 If, by the Closing Date, the Company has not received offers for all the Offered Shares, the Selling Shareholder may within the next two months transfer the Offered Shares for which offers were not received (or, if the Sale Notice stated that he was only willing to transfer all the Offered Shares, all the Offered Shares) to any person at no less than the Asking Price with any other terms being no more favourable than those in the Sale Notice.

11.  TRANSFERS WHICH CHANGE CONTROL

11.1 Other than as expressly provided for in clauses 4.6 and 4.7 of the Subscription and Shareholders Agreement, Article 11 applies when a transfer of Ordinary Shares by a shareholder (the "Transferor Shareholder") made under Articles 8.1 or 10 would, if registered, result in a person and/or any other person:

     11.1.1 who in relation to him is a connected person (as defined in Section 839 of the Income and Corporation Taxes Act 1988); or

     11.1.2 with whom he is acting in concert, as defined in The City Code on Takeovers and Mergers

     (each being "a member of the purchasing group") holding or increasing a holding to 30% or more of the Ordinary Shares in issue taken together.

11.2 No transfer to which Article 11 applies may be made or registered unless:

     11.2.1 it is agreed to in writing by the holders of 90% or more of the total number of Ordinary Shares in issue; or

     11.2.2 the proposed transferee has made an offer to buy all the other Ordinary Shares on the terms set out in Article 11.3 and the offer has closed and each accepted offer has been completed, unless failure to complete is the fault of the offeree.

11.3 The terms of the proposed transferee's offer under Article 11.2.2 shall be as follows:

     11.3.1 the offer shall be open for acceptance for 21 days or more or, if applicable, until the consideration for the Ordinary Shares has been determined under Article 11.5 (the latest of such dates being for the purposes of this Article 11, the "Closing Date");

     11.3.2  the consideration for each Ordinary Share shall be the higher of:

             (a) the highest consideration offered for each Ordinary Share whose proposed transfer has led to the offer; and

             (b) the highest consideration paid by any member of the purchasing group for an Ordinary Share in the six months up to the offer; and

     11.3.3 the proposed transferee shall (where applicable) offer to buy each Preference Share for a cash consideration equal to the amount which would be payable to the holder if the Preference Share were redeemed on the date of its purchase, unless the Preference Share is to be redeemed in accordance with Article 5.5.

11.4 The proposed transferee's offer may be conditional on the offer resulting in members of the purchasing group holding or increasing their shareholding to a specified proportion of the Ordinary Shares in issue.

11.5 Any dispute on the appropriate consideration for the Ordinary Shares shall be referred to an umpire chosen by the parties concerned or, if they cannot agree on an umpire, within 5 Business Days, nominated by the President of the Institute of Chartered Accountants in England and Wales from time to time on the application of the Transferor Shareholder or any person with whom it is in dispute. The umpire shall act as an expert and not as an arbitrator and his decision shall be final and binding (in the absence of manifest error or fraud). The Transferor Shareholder shall pay half the umpire's costs and the holders of Ordinary Shares in dispute with the proposed transferee shall pay the other half (pro rata to the number of their respective holdings of Ordinary Shares).

11.6 Within 7 days after the Closing Date, the Company shall notify the proposed transferee and the Shareholders who accepted the offer of the result of the offer and:

     11.6.1 the Company shall notify the members of the purchasing group of the names and addresses of the Shareholders who are to sell Shares and the number to be bought by the members of the purchasing group;

     11.6.2 the Company shall notify each selling Shareholder of the number of Shares they are to sell; and

     11.6.3 the Company's notices shall state a place and time, between 7 and 14 days later, on which the sale and purchase of the relevant Shares is to be completed (including, without limitation, payment to the selling Shareholders of the consideration pursuant to
             Article 11.3).

     If a selling Shareholder does not transfer Shares in accordance with
     Article 11.6, the directors may authorise any director to transfer such Shares on the selling Shareholder's behalf to any member of the purchasing group against receipt by the Company of the relevant consideration. The Company shall hold the relevant consideration in trust for the selling Shareholder without any obligation to pay interest. The Company's receipt of the relevant consideration shall be a good discharge to the relevant member of the members of the purchasing group. The directors shall then authorise registration of the transfer once appropriate stamp duty has been paid. The defaulting selling Shareholder shall surrender his share certificate for the Shares to be sold (or a satisfactory indemnity in respect thereof) to the Company. On surrender, he shall be entitled to the relevant consideration for the relevant Shares.

11.7 Article 12 does not apply to transfers of shares made under this Article
     11.

12.  TAG-ALONG RIGHTS

12.1 Other than as expressly provided for in clauses 4.6 and 4.7 of the Subscription and Shareholders Agreement, Article 12 applies when a Founder or Key Manager (the "Offeree Shareholder") has received a bona fide offer from a member or members of the purchasing group to transfer 25% or more of the Ordinary Shares held by such Offeree Shareholder to such member(s) of the purchasing group.

12.2 No transfer to which Article 12 applies may be made or registered unless:

     12.2.1 it is agreed to in writing by the holders of 90% or more of the total number of Ordinary Shares in issue; or

     12.2.2 the proposed purchaser has made an offer to buy each Shareholder's Proportion of Ordinary Shares on the terms set out in Article 12.3 and the offer has closed and each accepted offer has been completed, unless failure to complete is the fault of the offeree.

     In this Article 12:

     "Participating Shareholder" means each Shareholder who has accepted the proposed purchaser's offer in accordance with Article 12.3, including the Offeree Shareholder; and

     "Shareholder's Proportion of Ordinary Shares" means the number of Ordinary Shares which the Participating Shareholder is entitled to sell to a proposed purchaser and which is calculated as follows:

     A/B X C,

     where:

     "A" is the number of Ordinary Shares which the Participating Shareholder specifies as wishing to sell to the proposed purchaser pursuant to Article
     12.3.1 (which, for the
     avoidance of doubt, is not limited to the number of Ordinary Shares in respect of which the Offeree Shareholder has received an offer pursuant to
     Article 12.1);

     "B" is the total number of Ordinary Shares which all Participating Shareholders specify as wishing to sell to the proposed purchaser pursuant to Article 12.3.1; and

     "C" is the number of Ordinary Shares in respect of which the Offeree Shareholder has received the offer under Article 12.1.

     Notwithstanding the foregoing, if a Participating Shareholder is a holder of Ordinary Shares and Preference Shares, such Participating Shareholder shall require the proposed purchaser to purchase a proportion of such Participating Shareholder's Preference Shares (at a purchase price equal to the redemption money on the basis that the Redemption Date is the date of transfer of such Preference Shares) such proportion being the proportion that the Shareholder's Proportion of Ordinary Shares are to the relevant Participating Shareholder's total holding of Ordinary Shares together with its Shareholder's Proportion of Ordinary Shares.

12.3 The terms of the proposed purchaser's offer under Article 12.2.2 shall be as follows:

     12.3.1 the offer shall request each Shareholder to specify the number of Ordinary Shares which each such Shareholder proposes to sell and shall be open for acceptance for 21 days or more or, if applicable, until the consideration for the Ordinary Shares has been determined under Article 12.5 (the latest of such dates being for the purposes of this Article 12 the "Closing Date"), and may be accepted by any Shareholder by written notice to the Company on or prior to the Closing Date;

     12.3.2  the consideration for each Ordinary Share shall be the higher of:

             (a) the highest consideration offered for each Ordinary Share whose proposed transfer has led to the offer; and

             (b) the highest consideration paid by any member of the purchasing group for an Ordinary Share in the six months up to the offer; and

     12.3.3 the proposed purchaser shall (where applicable) offer to buy each Preference Share for a cash consideration equal to the amount which would be payable to the holder if the Preference Share were redeemed on the date of its purchase, unless the Preference Share is to be redeemed in accordance with Article 5.5.

12.4 The proposed purchaser's offer may be conditional on the offer resulting in members of the purchasing group holding or increasing their shareholding to a specified proportion of the Ordinary Shares in issue; provided that no transfer by any Participating Shareholder proposing to sell Shares under this Article 12 shall be permitted if such condition is not satisfied.

12.5 Any dispute on the appropriate consideration for the Ordinary Shares shall be referred to an umpire chosen by the parties concerned or, if they cannot agree on an umpire, within 5 Business Days, nominated by the President of the Institute of Chartered Accountants in England and Wales from time to time on the application of the Offeree Shareholder or any person with whom it is in dispute. The umpire shall act as an expert and not as an arbitrator and his decision shall be final and binding (in the absence of manifest error or fraud). The Offeree Shareholder shall pay half the umpire's costs and the Participating Shareholders (other than the Offeree Shareholder) in dispute with the proposed purchaser shall pay (pro rata to their respective Shareholder's Proportions) the other half.

12.6 Within 7 days after the Closing Date, the Company shall notify the proposed transferee and the Shareholders who accepted the offer of the result of the offer and:

     12.6.1 the Company shall notify the members of the purchasing group of the names and addresses of the Shareholders who are to sell Shares and the number to be bought by the members of the purchasing group;

     12.6.2 the Company shall notify each selling Shareholder of the number of Shares they are to sell; and

     12.6.3 the Company's notices shall state a place and time, between 7 and 14 days later, on which the sale and purchase of the relevant Shares is to be completed (including, without limitation, payment to the selling Shareholders who are selling of the consideration pursuant to Article 12.3.2).

12.7 If a selling Shareholder does not transfer Shares in accordance with
     Article 12.6, the directors may authorise any director to transfer such Shares on the selling Shareholder's behalf to the proposed purchaser against receipt by the Company of the relevant consideration. The Company shall hold the relevant consideration in trust for the selling Shareholder without any obligation to pay interest. The Company's receipt of the relevant consideration shall be a good discharge to the proposed purchaser. The directors shall then authorise registration of the transfer once appropriate stamp duty has been paid. The defaulting selling Shareholder shall surrender his share certificate for the Shares to be sold (or a satisfactory indemnity in respect thereof) to the Company. On surrender, he shall be entitled to the relevant consideration for the relevant Shares.

12.8 If any difficulties shall arise in the apportionment of a Shareholder's Proportion of Ordinary Shares (including fractional Shares) such difficulties shall be determined by the Company (acting reasonably).

13.  BRING-ALONG RIGHTS

13.1 Subject to Article 13.2, if transfers under Article 8.1, 10, 11 and/or 12 result in members of the purchasing group holding or increasing their shareholding to 40% or more of the Ordinary Shares then in issue, the members of the purchasing group may serve a "Compulsory Purchase Notice" on each other Shareholder ("Minority Shareholders") within 30 Business Days of the relevant consent having been given under Article 8.1 or the relevant notice or offer having been given under Articles 10,

     11 and/or 12 (as the case may be), requiring all the Minority Shareholders to sell all their Ordinary Shares to one or more persons identified by the members of the purchasing group at the consideration specified in Articles
     11.3.2 or 12.3.2 (as appropriate). Where Minority Shareholders hold Preference Shares, any Compulsory Purchase Notice addressed to such Minority Shareholders shall also require the Minority Shareholders to sell all their Preference Shares to one or more persons identified by the members of the purchasing group at the consideration specified in Articles
     11.3.3 or 12.3.3 (as appropriate), unless the Preference Shares are to be redeemed in accordance with Article 5.5.

13.2 If, after the redemption of all Preference Shares together with payment in respect of accrued dividends thereon has been made in accordance with
     Article 5.6, the consideration for each Ordinary Share specified in Article
     11.3.2 or 12.3.2 (as appropriate) which is to be applied to any transfer under Article 13.1 is less than (pound)6.00 per Ordinary Share, then the members of the purchasing group must hold or increase their shareholding to 75% or more of the Ordinary Shares then in issue before the provisions of
     Article 13 become operative in respect of any transfer to which the provisions of Article 13.1 would otherwise apply.

13.3 The Shares subject to Compulsory Purchase Notices shall be sold and purchased in accordance with the provisions of Articles 9.10 to 9.12 mutatis mutandis:

     13.3.1 the "completion date" being the date which is 10 Business Days after the service of the Compulsory Purchase Notice;

     13.3.2  "Offered Shares" being the Minority Shareholders' Shares;

     13.3.3  "Compulsory Seller" being the Minority Shareholders; and

     13.3.4 "Offerees" being the persons identified as the purchasers in the Compulsory Purchase Notice.

13.4 Any dispute on the price payable for Ordinary Shares shall be determined in accordance with the provisions of Article 11.5 mutatis mutandis, "Transferor Shareholder" being any member of the purchasing group.

13.5 While this Article 13 applies to a Minority Shareholder's Shares, those Shares may not be transferred otherwise than under this Article 13.

Articles 10, 11 (with the exception of Article 11.5 for the purposes of Article 13.4) and 12 do not apply to transfers of shares made under this Article 13.

14.  PRE-EMPTION RIGHTS ON ISSUANCE OF NON-EQUITY SECURITIES

14.1 Prior to the earlier of the Tranche 3 Subscription Date or the date of transfer of the Option Shares to the Company or the Existing Shareholders (as applicable) in accordance with the provisions of clause 5 of the Subscription and Shareholders Agreement (the "First Refusal Date"), the Investor shall have the right to subscribe for all securities (other than equity securities (as defined in section 94 of the Act))

     ("non-equity securities") issued by the Company; provided that, if the Investor has not elected to subscribe for such issue within 10 Business Days of receipt of written notice from the Company of its intention to issue such non-equity securities (such notice to contain the issue price and reasonable details of the proposed rights of such non-equity securities), the Company may allot such non-equity securities to any person at no less than the issue price notified to the Investor and with any other terms being no more favourable than those in such notice. For the avoidance of doubt, this Article 14.1 does not apply to the issue of Preference Shares to the Investor pursuant to terms of the Subscription and Shareholders Agreement.

14.2 Any non-equity securities which the Company proposes to allot at any time after the First Refusal Date shall first be offered for subscription to the holders of the Ordinary Shares in the proportion that the number of Ordinary Shares from time to time held by each such holder bears to the total number of Ordinary Shares in issue. Where any such offer is an offer to acquire different classes of equity securities (as defined in section 94 of the Act) or non-equity securities in the Company in a fixed ratio any pre-emptive offer made in accordance with this clause shall only be capable of acceptance by agreeing to take such equity securities as the shareholder becomes entitled to by virtue of accepting the offer of non-equity securities. If such an offer has been made by the Company and declined by a shareholder in the Company, the Company will have complied with its obligations under this Article 14.2.

14.3 Such offer shall be made by notice in writing specifying the number of non-equity securities to which the relevant holder is entitled and limiting a time (being not less than four weeks) within which the offer (if not accepted) will be deemed to have been declined. Holders who accept the offer shall be entitled to indicate that they would accept, on the same terms, non-equity securities (specifying a maximum number) which have not been accepted by other holders ("Excess Securities"). Any Excess Securities shall be allotted to holders who have indicated they would accept Excess Securities. Excess Securities shall be allotted pro-rata to the aggregate number of Ordinary Shares held by holders accepting Excess Securities (provided that no such holder shall be allotted more than the maximum number of Excess Securities such holder has indicated he is willing to accept).

14.4 After the expiration of the time limit specified in the notice pursuant to
     Article 14.2, or upon receipt by the Company of an acceptance or refusal of every offer so made, the Board shall be entitled to allot any non-equity securities so offered, and which are not required to be allotted in accordance with this Article 14, in such manner as the Board may think most beneficial to the Company. If any difficulties shall arise in the apportionment of any such new non-equity securities amongst the holders, such difficulties shall be determined by the Company (acting reasonably).

15.  GENERAL PROVISIONS

15.1 SHAREHOLDERS' MEETINGS AND RESOLUTIONS

     15.1.1 Regulation 37 of Table A is modified by the deletion of the words "eight weeks" and the substitution for them of the words "28 days".

     15.1.2 A corporation which is a member of the Company may, by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of members of the Company. The person so authorised is entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member.

     15.1.3 A poll may be demanded by the chairman or by any member present in person or by proxy and entitled to vote and regulation 46 of Table A is modified accordingly.

     15.1.4 Where an ordinary resolution of the Company is expressed to be required for any purpose, a special or extraordinary resolution is also effective for that purpose, and where an extraordinary resolution is expressed to be required for any purpose, a special resolution is also effective for that purpose.

     15.1.5 Regulation 53 of Table A is modified by the addition at the end of the following sentence: "If a resolution in writing is described as a special resolution or as an extraordinary resolution it shall have effect accordingly."

     15.1.6 Regulation 57 of Table A is modified by the inclusion after the word "shall" of the phrase "unless the directors otherwise determine".

     15.1.7 Regulation 59 of Table A is modified by the addition at the end of the following sentence: "Deposit of an instrument of proxy shall not preclude a member from attending and voting at the meeting or at any adjournment of it."

     15.1.8  Regulation 62 of Table A is modified by the deletion in paragraph
             (a) of the words "deposited at" and by the substitution for them of the words "left at or sent by post or by facsimile transmission to", by the substitution in paragraph (a) of the words "one hour" in place of "48 hours" and by the substitution in paragraph (b) of the words "one hour" in place of "24 hours".

15.2 NUMBER OF DIRECTORS

     Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall be subject to a maximum of eight and the minimum number is one.

15.3 ALTERNATE DIRECTORS

     15.3.1 An Investor Director is entitled to appoint any person willing to act, whether or not he is a director of the Company, to be an alternate director. That person need not be approved by resolution of the directors and regulation 65 of Table A is modified accordingly.

     15.3.2 An alternate director who is absent from the United Kingdom is entitled to receive notice of all meetings of directors and meetings of committees of directors and regulation 66 of Table A is modified accordingly.

     15.3.3 Regulation 68 of Table A is modified by the addition at the end of the following sentence: "Any such notice may be left at or sent by post or facsimile transmission to the office or such other place as may be designated for the purpose by the directors."

15.4 APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS

     15.4.1 The directors are not subject to retirement by rotation and any reference in any regulation of Table A to retirement by rotation is to be disregarded.

     15.4.2 The Company may by resolution of its directors appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director, other than a vacancy of an Investor Director, which vacancy shall be filled in accordance with the appointment provisions of Article 6.1.

     15.4.3 A person appointed by the directors to fill a vacancy or as an additional director need not retire from office at the annual general meeting next following his appointment and the last two sentences of regulation 79 of Table A are deleted.

15.5 DISQUALIFICATION AND REMOVAL OF DIRECTORS

     15.5.1  The office of a director shall be vacated if:

             (i) he ceases to be a director by virtue of any provision of the Act or he becomes prohibited by law from being a director;

             (ii) he becomes bankrupt or makes any arrangement or composition with his creditors generally;

             (iii) he becomes, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as director;

             (iv)  he resigns his office by notice in writing to the Company;

             (v) he has for more than six consecutive months been absent without permission of the directors from meetings of directors held during that period and his alternate director (if any) has not during such period attended any such meetings instead of him, and the directors resolve that his office be vacated; or

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             (vi)  he is removed from office by notice addressed to him at his last-known address and signed by all his co-directors.

15.6 PROCEEDINGS OF DIRECTORS

     15.6.1 Regulation 88 of Table A is modified by the exclusion of the third sentence and the substitution for it of the following sentence:
             "Every director shall receive notice of a meeting, whether or not he is absent from the United Kingdom. A director may waive the requirement that notice be given to him of a board meeting, either prospectively or retrospectively."

     15.6.2 A director or his alternate may validly participate in a meeting of the directors or a committee of directors through the medium of conference telephone or similar form of communication equipment if all persons participating in the meeting are able to hear and speak to each other throughout such meeting. A person participating in this way is deemed to be present in person at the meeting and is counted in a quorum and entitled to vote. Subject to the Act, all business transacted in this way by the directors or a committee of the directors is for the purposes of the Articles deemed to be validly and effectively transacted at a meeting of the directors or of a committee of the directors although fewer than two directors or alternate directors are physically present at the same place. The meeting is deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairman of the meeting then is.

     15.6.3 Meetings of the Board shall take place no less frequently than once per calendar month unless otherwise agreed by the Board and at least five working days' notice shall be given to each director. The quorum for a meeting of the board of directors shall be five directors at least four of whom must be the Investor Directors, Andrew Birchall and Anthony Kelly.

     15.6.4 If and for so long as there is a sole director, he may exercise all the powers conferred on the directors by the Articles by resolution in writing signed by him, and regulations 88, 89, 91 and 93 of Table A and Article 18.6.2 shall not apply.

     15.6.5 Without prejudice to the obligation of any director to disclose his interest in accordance with section 317 of the Act, a director may not vote at a meeting of directors or of a committee of directors on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty. The director shall be counted in the quorum present when any such resolution is under consideration.

15.7 BORROWING POWERS OF DIRECTORS

     The directors may exercise all the powers of the Company to borrow and raise money and to mortgage and charge all or any part of the undertaking, property and uncalled capital of the Company and, subject to the provisions of the Act, to issue debentures

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      and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

15.8  DIVIDENDS

      The directors may deduct from any dividend or other moneys payable to a person in respect of a share any amounts due from him to the Company on account of a call or otherwise in relation to a share.

15.9  CAPITALISATION OF PROFITS

      The directors may, with the authority of an ordinary resolution of the Company, resolve that any shares allotted under regulation 110 of Table A to any member in respect of a holding by him of any partly paid shares rank for dividends, so long as those shares remain partly paid, only to the extent that those partly paid shares rank for dividend and regulation 110 of Table A is modified accordingly.

15.10 NOTICES

      15.10.1 Regulation 112 of Table A is modified by the deletion of the last sentence and the substitution for it of the following: "A member whose registered address is not within the United Kingdom shall be entitled to have notices given to him at that address."

      15.10.2 A notice sent by post to an address within the United Kingdom is deemed to be given 24 hours after posting, if pre-paid as first class, or 48 hours after posting, if pre-paid as second class. A notice sent by post to an address outside the United Kingdom is deemed to be given four days after posting, if pre-paid as airmail. Proof that an envelope containing the notice was properly addressed, pre-paid and posted is conclusive evidence that the notice was given. A notice not sent by post but left at a member's registered address is deemed to have been given on the day it was left.

      15.10.3 Regulation 116 of Table A is modified by the deletion of the words "within the United Kingdom".

      15.10.4 Where the Articles require notice to be given by the holders of a stated percentage of shares, notice may consist of several documents in similar form each signed by or on behalf of one or more shareholders.

15.11 INDEMNITY

      15.11.1 Subject to the provisions of the Act, but without prejudice to an indemnity to which he may otherwise be entitled, every director, alternate director or secretary of the Company shall be and be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in the proper execution of his duties or the proper exercise of his powers, authorities and discretions including, without limitation, a liability incurred defending proceedings (whether civil or criminal) in which judgment is given

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              in his favour or in which he is acquitted or which are otherwise disposed of without a finding or admission of material breach of duty on his part, or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

      15.11.2 The directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is a director, alternate director, secretary or auditor, or former director, alternate director, secretary or auditor, of the Company or of a company which is a subsidiary of the Company or in which the Company has an interest (whether director or indirect), or who is or was trustee of a retirements benefit scheme or another trust in which a director, alternate director or secretary or former director, alternate director or secretary is or has been interested, indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.

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